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PART C EXHIBIT (12)(a)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement No. 2-29858 of Davis New York Venture Fund, Inc., on Form N-14 of our reports dated September 8, 2000 (separate reports covering Davis New York Venture Fund and Davis Growth & Income Fund, each an authorized series of Davis New York Venture Fund, Inc.) appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the incorporation by reference of our reports in the Prospectuses of Davis New York Venture Fund dated December 1, 2000, as amended July 23, 2001, and the Prospectuses of Davis Growth & Income Fund dated December 1, 2000, as amended June 18, 2001, which are part of such Registration Statement. We also consent to the reference to us under the headings "Independent Auditors" in the Statement of Additional Information shared by Davis New York Venture Fund and Davis Growth & Income Fund and "Financial Highlights" in the Prospectuses of Davis New York Venture Fund and Davis Growth & Income Fund referenced above, which are part of such Registration Statement.

We also consent to the reference to us under the headings "Tax Consequences of the Reorganization" and "Tax Aspects of the Reorganization" in the combined Proxy Statement and Prospectus, which are part of such Registration Statement.

We also consent to the use in Part C constituting part of this Registration Statement of our draft Tax Opinion.

/s/ KPMG LLP

KPMG LLP
Denver, Colorado
August 14, 2001